Exhibit (a)(1)(A)

THE ODP CORPORATION

Offer to Purchase for Cash

Shares of its Common Stock for an Aggregate Purchase Price

of Not More Than $300,000,000

at a Purchase Price Not Less Than $31.50 Per Share

Nor Greater Than $36.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT
12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON AUGUST 12, 2022,
UNLESS THE OFFER IS EXTENDED OR TERMINATED
(SUCH TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

The ODP Corporation, a Delaware corporation (“ODP,” the “Company,” “we,” “our” or “us”), is offering to purchase for cash shares of its common stock, par value $0.01 per share (the “Shares”), at a price not less than $31.50 nor greater than $36.00 per Share, less any applicable withholding taxes and without interest, on the terms and subject to the conditions described in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal” and, together with this Offer to Purchase, as they may be amended or supplemented from time to time, the “Offer”). We are offering to purchase Shares having an aggregate purchase price of no more than $300,000,000.

After the Expiration Time, we will, on the terms and subject to the conditions of the Offer, determine a single price per Share (the “Purchase Price”), which will be not less than $31.50 and not more than $36.00 per Share, that we will pay for Shares validly tendered in the Offer and not validly withdrawn. The Purchase Price will be the lowest price per Share of not less than $31.50 and not more than $36.00 per Share, less any applicable withholding taxes and without interest, that will enable the Company to purchase the maximum number of Shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $300,000,000, subject to our right to purchase additional Shares as described herein. Only Shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered with a specified price that is greater than the Purchase Price will not be purchased. All Shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price. Because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares having an aggregate purchase price of $300,000,000 are validly tendered at or below the Purchase Price and not validly withdrawn.

As of July 13, 2022, we had 48,608,678 Shares outstanding and 3,389,864 Shares (“Potential Shares”) reserved for issuance upon exercise of stock options (“Stock Options”) and vesting of restricted stock units (“RSUs”) and performance stock units (“PSUs”). Assuming that the Offer is fully subscribed, if the Purchase Price were determined to be $31.50 per Share, the minimum Purchase Price under the Offer, the number of Shares to be purchased under the Offer would be 9,523,809, which would represent 19.6% of the total number of Shares issued and outstanding as of July 13, 2022 (which excludes Potential Shares), or approximately 18.3% of the total number of Shares outstanding on a fully diluted basis as of July 13, 2022 (which includes Potential Shares). Assuming that the Offer is fully subscribed, if the Purchase Price were determined to be $36.00 per Share, the maximum Purchase Price under the Offer, the number of Shares to be purchased under the Offer would be 8,333,333, which would represent 17.1% of the total number of Shares issued and outstanding as of July 13, 2022 (which excludes Potential Shares), or approximately 16.0% of the total number of Shares outstanding on a fully diluted basis as of July 13, 2022 (which includes Potential Shares). In addition, if more than $300,000,000 in value of Shares are tendered in the Offer, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding Shares without extending the Expiration Time.

We intend to fund the purchase of Shares in the Offer and to pay the fees and expenses in connection with the Offer with cash on hand and existing financial resources, including borrowings under our revolving credit facility. The Offer is not conditioned upon any minimum number of Shares being tendered and is not subject to any financing condition. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

Our Shares are listed on the Nasdaq Global Select Market (“NASDAQ”) and trade under the symbol “ODP.” On July 15, 2022, the reported closing price of Shares on NASDAQ was $31.51 per Share, which is above the $31.50 per Share lower end of the price range for the Offer. Accordingly, an election to accept the Purchase Price determined in the Offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price at the Expiration Time. You are urged to obtain current market quotations for our Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

Our Board of Directors authorized the Offer, but none of the Board of Directors, the Company, the Depositary, the Dealer Manager, the Information Agent or any of our or their respective affiliates have made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your Shares pursuant to the Offer. We also have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and at what price. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purpose and effects of the Offer. You are urged to discuss your decision with your own tax, legal and financial advisors and/or broker. See Sections 11, 14 and 15.

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other shareholders. HG Vora Capital Management LLC (“HG Vora”), which beneficially owns 10.3% of our outstanding Shares as of July 13, 2022, has advised the Company that, although no final decision has been made, it does not currently intend to tender Shares in the Offer. Our directors and executive officers have informed us that they will not tender any of their Shares pursuant to the Offer. We are not aware of any affiliates that intend to tender their Shares in the Offer. As a result, the beneficial ownership of our non-tendering directors, executive officers and affiliates will increase as a percentage of our outstanding Shares following the consummation of the Offer.

Our directors, executive officers and affiliates, subject to applicable law and applicable policies of the Company (including its Share ownership and stock trading policies), may in the future sell Shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer.

If the Offer is oversubscribed, we will first purchase Shares owned in “odd lots” that have been validly tendered at or below the Purchase Price and then on a pro rata basis from all shareholders who validly tender Shares at or below the Purchase Price subject to the conditional tender provisions. See Sections 1 and 6.

Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory authority has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

383 Madison Ave, 6th Floor

New York, New York 10179

Toll-Free: (877) 371-5947

The Information Agent for the Offer is:

1407 Broadway

New York, New York 10018

(212) 929-5500

or

Call Toll-Free: (800) 322-2885

Email: tenderoffer@mackenziepartners.com

Questions, requests for assistance and requests for additional copies of Offer materials may be directed to the Information Agent or to the Dealer Manager for the Offer at their respective telephone numbers and addresses set forth above. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

Offer to Purchase, dated July 18, 2022

IMPORTANT

If you want to tender all or any portion of your Shares, you must do one of the following prior to the Expiration Time:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•

if you are an institution participating in The Depository Trust Company (“DTC”) and you hold your Shares through DTC, tender your Shares according to the procedures for book-entry transfer described in Section 3; or

•

if you hold certificated or book-entry Shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal to the Depositary at its address shown on the Letter of Transmittal.

If you want to tender your Shares but you cannot comply with the procedure for book-entry transfer or your required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

The Dealer Manager is acting exclusively for the Company and no one else in connection with this document and the Offer and will not regard any other person (whether or not a recipient of this document) as its client in relation to this document or the Offer and accordingly will not be responsible to anyone other than the Company for providing the protections afforded to its clients, or for providing advice in connection with the Offer, the contents of this document or any other transaction, arrangement or other matter referred to in this document as relevant. None of the Dealer Manager or any persons associated or affiliated with the Dealer Manager accepts any responsibility whatsoever or makes any warranty or representation, express or implied, in relation to the contents of this document, including its accuracy, completeness or verification or for any other statement made or purported to be made by, or on behalf of it, the Company or the Company’s directors, in connection with the Company and/or the Offer and the Dealer Manager accordingly disclaims, to the fullest extent permitted by law, any and all liability whatsoever, whether arising in tort, contract or otherwise (save as referred to above) which they might otherwise be found to have in respect of this document or any such statement.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to Offer.” You should understand that this election might lower the Purchase Price and result in your Shares being purchased at the minimum price of $31.50 per Share.

To tender Shares validly, other than Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the Letter of Transmittal.

We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the U.S. Securities and Exchange Act of 1934, as amended (the “Exchange Act”). However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer. Subject to applicable law (including Rule 13e-4(d)(2) under the Exchange Act, which requires that material changes in the Offer be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), our delivery of this Offer to Purchase will not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of ODP or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you information or to make any representation in connection with the Offer other than the information contained in or incorporated by reference in this Offer to Purchase or in the Letter of Transmittal and the other information and material contained in or filed as exhibits to the Issuer Tender Offer Statement on Schedule TO-I for the Offer. If anyone makes any recommendation or gives any such information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary, the Dealer Manager, the Information Agent or any of our or their respective affiliates.

v

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should understand that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents relating to the Offer. We have, in certain instances, included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase the Shares?

The issuer of the Shares, The ODP Corporation, is offering to purchase Shares pursuant to the Offer.

What will be the Purchase Price for the Shares and what will be the form of payment?

We are conducting the Offer by means of a procedure commonly called a “modified Dutch auction.” On the terms and subject to the conditions of the Offer, we are offering to purchase for cash Shares at prices not less than $31.50 nor greater than $36.00 per Share, less any applicable withholding taxes and without interest. We are offering to purchase Shares having an aggregate purchase price of no more than $300,000,000. Promptly after the Expiration Time, which will be 12:00 midnight, New York City time, at the end of the day on August 12, 2022, unless the Offer is extended or terminated, we will, on the terms and subject to the conditions of the Offer, determine the Purchase Price, which will be a single price per Share of not less than $31.50 and not more than $36.00 per Share, subject to “odd lot” priority, proration and conditional tender provisions, for Shares validly tendered in the Offer and not validly withdrawn, taking into account the number of Shares tendered and the prices specified by shareholders tendering Shares.

The Purchase Price will be the lowest price per Share of not less than $31.50 and not more than $36.00 per Share, less any applicable withholding taxes and without interest, that will enable us to purchase the maximum number of Shares validly tendered and not validly withdrawn in the Offer having an aggregate purchase price not exceeding $300,000,000. We will publicly announce the Purchase Price promptly after we have determined it and, on the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, subject to applicable withholding and without interest, to all shareholders whose Shares are accepted for payment pursuant to the Offer. We will pay the Purchase Price promptly after expiration of the Offer. See Section 1.

If you wish to maximize the chance that your Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to Offer.” You should understand that this election might lower the Purchase Price and result in your Shares being purchased at the minimum price of $31.50 per Share.

How many Shares is ODP offering to purchase?

We are offering to purchase, at the Purchase Price, Shares validly tendered in the Offer and not validly withdrawn up to a maximum aggregate purchase price of $300,000,000. Because the Purchase Price will only be determined after the Expiration Time, the number of Shares that will be purchased will not be known until after that time. As of July 13, 2022, we had 48,608,678 Shares outstanding and 3,389,864 Shares reserved for issuance upon exercise of Stock Options and vesting of RSUs and PSUs. Assuming that the Offer is fully subscribed, if the Purchase Price were determined to be $31.50 per Share, the minimum Purchase Price under the Offer, the number of Shares to be purchased under the Offer would be 9,523,809, which would represent 19.6% of the total number of Shares issued and outstanding as of July 13, 2022 (which excludes Potential Shares), or approximately 18.3% of the total number of Shares outstanding on a fully diluted basis as of July 13, 2022 (which includes

Potential Shares). Assuming that the Offer is fully subscribed, if the Purchase Price were determined to be $36.00 per Share, the maximum Purchase Price under the Offer, the number of Shares to be purchased under the Offer would be 8,333,333, which would represent 17.1% of the total number of Shares issued and outstanding as of July 13, 2022 (which excludes Potential Shares), or approximately 16.0% of the total number of Shares outstanding on a fully diluted basis as of July 13, 2022 (which includes Potential Shares). In addition, if more than $300,000,000 in value of Shares are tendered in the Offer, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding Shares without extending the Expiration Time. See Section 1.

In addition, if more than $300,000,000 in value of Shares were tendered in the Offer, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding Shares without extending the Expiration Time. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal and regulatory requirements. See Section 1.

The Offer is not conditioned upon any minimum number of Shares being tendered and is not subject to any financing condition. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

How do I tender my Shares?

To tender all or any portion of your Shares, you must do one of the following prior to the Expiration Time:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•	if you are an institution participating in DTC and you hold your Shares through DTC, tender your Shares according to the procedures for book-entry transfer described in Section 3; or

•

if you hold certificated or book-entry Shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares, if applicable, and any other documents required by the Letter of Transmittal to the Depositary at its address shown on the Letter of Transmittal.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

If you want to tender your Shares, but your certificates for the Shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Time, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

In accordance with Instructions 2 and 3 to the Letter of Transmittal, each shareholder who is not tendering through DTC and who desires to tender Shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Shareholder,” indicating the price (in increments of $0.25) at which Shares are being tendered or (2) the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Tenders will be rejected from the Offer if the tendering shareholder checks more than one of the boxes, or if the tendering shareholder checks no boxes, in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Shareholder.”

If tendering shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined

Pursuant to the Offer.” You should understand that the “Shares Tendered at Price Determined Pursuant to the Offer” election might cause the Purchase Price to be lower and result in the tendered Shares being purchased at the minimum price of $31.50 per Share. See Section 8 for recent market prices for our Shares.

If I am a holder of vested Stock Options, how do I participate in the Offer?

We are not offering, as part of the Offer, to purchase any outstanding Stock Options, and tenders of Stock Options will not be accepted. If you are a holder of vested Stock Options, you may exercise your vested Stock Options and tender any Shares issued upon such exercise. You must exercise your Stock Options in accordance with the related Stock Option plan and Company policies and practices to receive your Shares in order to tender them in the Offer. In order to ensure you receive your Shares in time to tender them with the Offer, we strongly recommend that you exercise your Stock Options at least five business days prior to the Expiration Date. An exercise of Stock Options cannot be revoked even if Shares received upon the exercise and tendered in the Offer are not purchased in the Offer for any reason. We urge each shareholder to consult with his or her financial advisor or tax advisor with respect to the advisability of exercising any vested Stock Options and tendering any Shares issued upon such exercise.

If I am a holder of RSUs or PSUs, how do I participate in the Offer?

We are not offering, as part of the Offer, to purchase any outstanding RSUs or PSUs, and tenders of RSUs and PSUs will not be accepted. Holders of RSUs and PSUs may not tender Shares represented by such interests unless the awards are fully vested and, if applicable, settled in Shares and not subject to lapse restrictions prior to the Expiration Date.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all of the Shares that you own to participate in the Offer.

How will ODP pay for the Shares?

Assuming that the Offer were fully subscribed, the maximum aggregate purchase price of Shares purchased in the Offer would be $300,000,000. We expect to fund the purchase of Shares in the Offer and to pay the fees and expenses in connection with the Offer with cash on hand and existing financial resources, including borrowings under our revolving credit facility. See Sections 5 and 9.

How long do I have to tender Shares?

You may tender your Shares until the Offer expires at the Expiration Time. The Offer will expire at 12:00 Midnight, New York City time, at the end of the day on August 12, 2022, unless we extend or terminate the Offer. See Section 16.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.

May the Offer be extended, amended or terminated and, if so, under what circumstances?

We may extend the Expiration Time for the Offer in our sole discretion at any time, subject to applicable law. We may, however, decide not to extend the Expiration Time for the Offer. If we were to extend the Expiration Time for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. In any event, if we extend the Expiration Time for the Offer, we will delay the acceptance of any Shares that have been tendered, and any Shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We may also amend the Offer in our sole discretion, and we may terminate the Offer under certain circumstances, in each case subject to applicable law. See Sections 4 and 16.

How will I be notified if the Offer is extended, amended or terminated?

If the Expiration Time for the Offer is extended, we will issue a press release announcing the extension and the new Expiration Time by no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled Expiration Time. We also will announce any amendment to or termination of the Offer by making a public announcement of such amendment. In the event that the terms of the Offer are amended, we will file with the SEC an amendment to our Offer to Purchase on Schedule TO relating to the Offer describing the amendment. See Section 16.

What is the purpose of the Offer?

Our Board of Directors has determined that the Offer is a prudent use of the Company’s financial resources and presents an appropriate balance between meeting the needs of our business and enhancing value to shareholders. The Board of Directors determined that a cash tender offer of this size is an appropriate mechanism to return capital to shareholders that seek liquidity under current market conditions while, at the same time, allowing shareholders who do not participate in the Offer to share in a higher portion of ODP’s future potential.

If we complete the Offer, shareholders who do not participate in the Offer, including our directors, executive officers and affiliates who do not sell Shares in the Offer, will increase their relative percentage equity ownership interest in the Company. After the completion of the Offer, purchases we make (if any) may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. Any possible future purchases by us will depend on many factors, including the trading price of the Shares, the results of the Offer, our business and financial condition and general economic and market conditions. See Section 2.

Has ODP or its Board of Directors adopted a position on the Offer?

Our Board of Directors authorized the Offer, but none of the Board of Directors, the Company, the Depositary, the Dealer Manager, the Information Agent or any of our or their respective affiliates have made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your Shares pursuant to the Offer. We also have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal and the other information and material contained in or filed as exhibits to the Issuer Tender Offer Statement on Schedule TO-I for the Offer, including the purpose and effects of the Offer. You are urged to discuss your decision with your own tax, legal and financial advisors and/or broker. See Section 2.

Do the Company’s directors or executive officers or affiliates intend to tender their Shares in the Offer?

Members of our Board of Directors and executive officers beneficially own 1,241,627 Shares, or 2.6% of our outstanding Shares as of July 13, 2022. These amounts do not include any Shares beneficially owned by HG Vora. Purchases of Shares pursuant to the Offer will increase the percentage equity ownership of non-tendering shareholders, including directors, executive officers and affiliates who do not sell Shares in the Offer.

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other shareholders. HG Vora, which beneficially owns 10.3% of our outstanding Shares as of July 13, 2022, has advised the Company that, although no final decision has been made, it does not currently intend to tender Shares in the Offer. Our directors and executive officers have informed us that they will not tender any of their Shares pursuant to the Offer. We are not aware of any affiliates that intend to tender their Shares in the Offer. As a result, the beneficial ownership of our non-tendering directors, executive officers and affiliates will increase as a percentage of our outstanding Shares following the consummation of the Offer. See Section 11.

Certain of our directors, executive officers and their affiliates have sold Shares in the past and in the future will sell or otherwise dispose of Shares, subject to our Share ownership and stock trading policies applicable to directors and executive officers. See Section 2.

What are the conditions to the Offer?

Our obligation to accept for payment and pay for your tendered Shares depends upon certain conditions that must be satisfied in our reasonable judgment or waived by us, prior to the Expiration Time. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for, Shares tendered, if at any time prior to the Expiration Time, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

•

there shall have been instituted, or there shall be pending or threatened, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

•

challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, seeks to obtain material damages in respect of the Offer; or

•	seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal; or

•	may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

•

our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree, injunction, order, contract or other requirement applicable or alleged to be applicable to us or any of our subsidiaries;

•

any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction, order (preliminary, permanent or otherwise), contract or other legal requirement shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic, foreign or supranational, which:

•	indicates that any approval or other action of any such court, government, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder; or

•

is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer or our ability to purchase or pay for some or all of the Shares otherwise to be purchased pursuant to the Offer or asserts that the making or consummation of the Offer or any act or failure to act in connection with the Offer violates any regulation, contract or other obligation applicable or alleged to be applicable to us or any of our subsidiaries;

•	there shall have occurred any of the following:

•

any decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase;

•

any general suspension of trading in, or limitation of prices for, securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

•

the commencement or escalation, on or after the date of this Offer to Purchase, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

•

any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered or is threatened relating to (1) general political, market, economic, financial or industry conditions in the United States or (2) our business, general affairs, management, financial position, shareholders’ equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), assets, liabilities, income, operations, licenses, franchises, permits or prospects, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer; or

•	in the case of any condition described in any of the preceding three bullets existing at the time of the announcement of the Offer, as applicable, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of our outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination or other similar transaction with or involving us, shall have been proposed, announced or made by any third person or entity or shall have been publicly disclosed by a third person, or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction involving us;

•

we shall have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or other person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause) or otherwise (other than as publicly disclosed in a filing with the SEC on or before the date of this Offer to Purchase), (2) that has publicly disclosed in a filing with the SEC on or before the date of this Offer to Purchase that it has beneficial ownership of more than 5% of the outstanding Shares has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause) or otherwise (other than by virtue of the consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding Shares, or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, after the date of this Offer to Purchase reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

the consummation of the Offer and the purchase of Shares will cause the Shares to be held of record by less than 300 persons or cease to be traded on or listed on NASDAQ or otherwise cause the Shares to be subject to deregistration under the Exchange Act;

•

there shall have occurred any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States; or

•

any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Offer. See Section 16. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by shareholders. See Section 7.

How will the Offer affect the number of our Shares outstanding?

As of July 13, 2022, we had 48,608,678 outstanding Shares (excluding Potential Shares). At the minimum Purchase Price of  $31.50 per Share, we would purchase 9,523,809 Shares tendered in the Offer if the Offer is fully subscribed. At the maximum Purchase Price of  $36.00 per Share, we would purchase 8,333,333 Shares tendered in the Offer if the Offer is fully subscribed. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer as well as the Purchase Price for such Shares. See Section 2.

If any of our shareholders:

•	who holds Shares in its own name as holder of record; or

•	who is a “registered holder” as a participant in the DTC’s system whose name appears on a security position listing tenders its Shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

Shareholders who do not have their Shares purchased in the Offer will realize an increase in their relative ownership interest in the Company with respect to these Shares following the purchase of Shares pursuant to the Offer. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal and regulatory requirements. See Section 1.

Will the Company continue as a public company following the Offer?

Yes. In addition, the Offer is conditioned upon the Company having determined that the transaction will not cause the Company to be delisted from the NASDAQ and will not cause the Shares to be subject to deregistration under the Exchange Act (which would result in the Company ceasing to be subject to the periodic reporting requirements of the Exchange Act). See Sections 2, 7 and 13.

May I change my mind after I have tendered Shares in the Offer, but before the Expiration Time?

Yes. You may withdraw any Shares you have tendered at any time before the Expiration Time. See Section 4.

If you hold interests in Shares through a broker, dealer, commercial bank, trust company or other nominee you must follow that person’s procedures described in instructions that you will receive, which may include an earlier deadline for notification of your desire to withdraw your Shares.

How do I withdraw Shares I previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. Additional requirements will apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

In what order will the Company purchase the tendered Shares?

If the conditions to the Offer have been satisfied or waived and Shares having an aggregate purchase price of less than or equal to $300,000,000 are validly tendered and not validly withdrawn prior to the Expiration Time, we will buy all Shares validly tendered and not validly withdrawn at a price equal to the Purchase Price.

If the conditions to the Offer have been satisfied or waived and Shares having an aggregate purchase price in excess of $300,000,000, measured at the maximum price at which such Shares were validly tendered, have been validly tendered and not validly withdrawn prior to the Expiration Time, we will purchase Shares:

•

first, from all holders of “odd lots” (persons who own fewer than 100 Shares) who validly tender all of their Shares at or below the Purchase Price and do not validly withdraw them prior to the Expiration Time (for the avoidance of doubt: tenders of less than all of the Shares owned by an “odd lot” holder will not qualify for this preference);

•

second, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other shareholders who validly tender Shares at or below the Purchase Price and do not validly withdraw them before the expiration of the Offer (however, because of the difficulty in determining the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least three business days after the Expiration Time, assuming that Shares are tendered by use of the procedures for guaranteed delivery); and

•

third, if necessary to permit us to purchase Shares having an aggregate purchase price of $300,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, holders whose Shares are conditionally tendered must have validly tendered all of their Shares and not validly withdrawn them prior to the Expiration Time.

Therefore, it is possible that we will not purchase any or all of the Shares that you tender. See Section 1.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you are the owner of fewer than 100 Shares in the aggregate, whether such Shares are owned beneficially or of record, if you validly tender all of these Shares at or below the Purchase Price prior to the Expiration Time (and do not validly withdraw such Shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your Shares without subjecting them to proration. This preference is not available to partial tenders or to holders of 100 or more Shares in the aggregate, whether such Shares are owned beneficially or of record, even if these holders have separate accounts or certificates representing fewer than 100 Shares. See Section 1.

What will happen if I do not tender my Shares?

Shareholders who do not participate in the Offer and do not otherwise sell their Shares will retain their Shares and, if the Company completes the Offer, their relative ownership interest in the Company will increase. See Section 2.

When and how will ODP pay for my tendered Shares that are accepted for purchase pursuant to the Offer?

We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Time and the acceptance of the Shares for payment. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Time. We do not expect, however, to announce the final results of any proration of the Purchase Price and begin paying for tendered Shares until at least three business days after the Expiration Time, assuming Shares are tendered by use of the procedures for guaranteed delivery. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Time. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment pursuant to the Offer. See Sections 5 and 9.

Does the Company intend to repurchase any Shares other than pursuant to the Offer during or after the Offer?

Rule 13e-4(f)(6) of the Exchange Act prohibits us and our affiliates from purchasing any Shares, other than pursuant to the Offer, until the expiration of at least ten business days after the expiration of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning on the eleventh business day after the Expiration Time, we could make stock repurchases from time to time on the open market or in private transactions. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in this Offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the Shares, our cash requirements, covenants in our credit and other agreements and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders in those transactions than the terms of the Offer.

What is the recent market price for Shares?

On July 15, 2022, the reported closing price of our Shares on NASDAQ was $31.51 per Share, which is above the $31.50 per Share lower end of the price range for the Offer. Accordingly, an election to accept the Purchase Price determined in the Offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price at the Expiration Time. You are urged to obtain current market quotations for our Shares before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8. You are urged to seek to obtain current market information for our Shares or advice from your financial advisor before deciding whether to tender your Shares pursuant to the Offer and, if so, how many Shares to tender.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders Shares on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What is the accounting treatment of the Offer?

The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding reduction in our cash and cash equivalents. See Section 2.

What are the U.S. federal income tax consequences if I tender my Shares?

Your receipt of cash for your tendered Shares will be treated as either consideration received in a sale or exchange or a distribution, depending on your circumstances, and you may be subject to U.S. federal income tax withholding in certain circumstances. A more detailed description of certain U.S. federal income tax consequences of a tender of Shares pursuant to the Offer is laid out below. See Section 15. Each shareholder is advised to consult its own tax advisor to determine the U.S. federal, state, local, non-U.S. and other tax consequences to it of the Offer.

Will I have to pay a stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact the Information Agent or the Dealer Manager for the Offer, at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. These forward-looking statements include both historical information and other information that can be used to infer future performance. Examples of historical information include annual financial statements and commentary on past performance. While certain information has specifically been identified as being forward-looking in the context of its presentation, we caution you that, with the exception of information that is historical, all the information contained in this Offer to Purchase should be considered to be “forward-looking statements.” Without limiting the generality of the preceding sentence, any time we use the words “estimate,” “project,” “intend,” “expect,” “believe,” “anticipate,” “continue,” “may,” “will” and similar expressions, we intend to clearly express that the information deals with possible future events and is forward-looking in nature.

Much of the information in this Offer to Purchase and the documents incorporated by reference herein that looks towards future performance of ODP and its consolidated subsidiaries is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in this Offer to Purchase and the documents incorporated by reference herein. Significant factors that could impact our future results are provided in “Risk Factors” within Other Key Information in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (“2021 Annual Report”). Other risk factors are incorporated into the text of Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 2021 Annual Report, which should itself be considered a statement of future risks and uncertainties, as well as management’s view of our businesses. We assume no obligation (and specifically disclaim any such obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Important factors that could cause actual results to differ materially from our expectations and assumptions include, without limitation:

•	the price at which we ultimately determine to purchase Shares in the Offer and the number of Shares tendered in the Offer;

•

the price and time at which we may make any additional Share repurchases following the Offer, the number of Shares acquired in such repurchases and the terms, timing, costs and interest rate on any indebtedness incurred to fund such repurchases;

•	trends affecting the Company’s financial condition or results of operations;

•	the potential impact of the COVID-19 pandemic on our business, liquidity, suppliers, consumers, customers, and employees;

•	disruptions or inefficiencies in our supply chain;

•	our ability to mitigate or manage disruptions posed by COVID-19;

•	uncertainties arising from the Russia-Ukraine conflict, including its effect on the U.S. economy;

•	changes in worldwide and U.S. economic conditions that materially impact consumer spending and employment and the demand for our products and services;

•	restrictions and limitations in agreements to which we are subject, including our debt;

•	the outcome of contingencies such as litigation and investigations; and

•	the other risks discussed under “Risk Factors” in the documents incorporated herein by reference. See Section 10.

This list of risks and uncertainties is only a summary of some of the most important factors that could cause our actual results to differ materially from those anticipated in forward-looking statements and is not intended to be exhaustive. You should carefully review the risks described under “Risk Factors” in the documents incorporated into this Offer to Purchase (See Section 10), as well as any other cautionary language in this Offer to Purchase, as the occurrence of any of these events could adversely affect our business, financial condition, results of operations or prospects and such adverse effect could be material.

INTRODUCTION

On the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we invite shareholders to tender their Shares for purchase by us. On such terms, we are offering to purchase Shares pursuant to this Offer at prices specified by the tendering shareholders of not less than $31.50 nor greater than $36.00 per Share in cash, less any applicable withholding taxes and without interest. We are offering to purchase Shares having an aggregate purchase price of no more than $300,000,000.

The Offer will expire at the Expiration Time, which is 12:00 midnight, New York City time, at the end of the day on August 12, 2022, unless the Offer is extended or terminated by us.

After the Expiration Time, assuming the conditions to the Offer have been satisfied or waived, we will determine a single price per Share (the Purchase Price), which will be not less than $31.50 and not more than $36.00 per Share, less any applicable withholding taxes and without interest, that we will pay for Shares validly tendered in the Offer and not validly withdrawn, taking into account the number of Shares tendered and the prices specified by shareholders tendering Shares. The Purchase Price will be the lowest price per Share of not less than $31.50 and not more than $36.00 per Share, less any applicable withholding taxes and without interest, that will enable us to purchase the maximum number of Shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $300,000,000. Shares validly tendered pursuant to this Offer to Purchase at a price that is greater than the Purchase Price will not be purchased. All Shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the shareholder tendered at a lower price.

Unless tendering directly through DTC, shareholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to validly tender Shares. Any shareholder not tendering directly through DTC who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are being tendered. A shareholder tendering Shares through DTC using its Automated Tender Offer Program (“ATOP”) who wishes to tender Shares at more than one price must complete a separate ATOP transfer with respect to the Shares to be tendered at each price. The same Shares cannot be tendered at more than one price, unless such Shares have been previously and validly withdrawn. See Sections 3 and 4.

Only Shares validly tendered and not validly withdrawn will be eligible for purchase. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Sections 3 and 4.

The Offer is not conditioned upon any minimum number of Shares being tendered and is not subject to any financing condition. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

Our Board of Directors authorized the Offer, but none of the Board of Directors, the Company, the Depositary, the Dealer Manager, the Information Agent or any of our or their respective affiliates have made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your Shares. We also have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal and the other information and material contained in or filed as exhibits to the Issuer Tender Offer Statement on Schedule TO-I for the Offer, including the purpose and effects of the Offer. You are urged to discuss your decision with your own tax, legal and financial advisors and/or broker. See Section 11.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. We may increase the value of Shares sought in the Offer, subject to applicable law. See Section 16.

Members of our Board of Directors and executive officers beneficially own 1,241,627 Shares, or 2.6% of our outstanding Shares as of July 13, 2022. These amounts do not include any Shares beneficially owned by HG Vora. Purchases of Shares pursuant to the Offer will increase the percentage equity ownership of non- tendering shareholders, including our directors, executive officers and affiliates who do not sell Shares in the Offer.

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other shareholders. HG Vora, which beneficially owns 10.3% of our outstanding Shares as of July 13, 2022, has advised the Company that, although no final decision has been made, it does not currently intend to tender Shares in the Offer. Our directors and executive officers have informed us that they will not tender any of their Shares pursuant to the Offer. We are not aware of any affiliates that intend to tender their Shares in the Offer. As a result, the beneficial ownership of our non-tendering directors, executive officers and affiliates will increase as a percentage of our outstanding Shares following the consummation of the Offer. See Section 11.

Certain of our directors and executive officers and their affiliates have sold Shares in the past and in the future will sell or otherwise dispose of Shares, subject to our Share ownership and stock trading policies applicable to directors and executive officers. See Sections 2 and 11.

On the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than or equal to $300,000,000 are validly tendered and not validly withdrawn, we will buy all Shares validly tendered and not validly withdrawn at a price equal to the Purchase Price. On the terms and subject to the conditions of the Offer, if the number of Shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $300,000,000, we will purchase Shares:

•

first, from all holders of “odd lots” (persons who own fewer than 100 Shares) who validly tender all of their Shares at or below the Purchase Price and do not validly withdraw them prior to the Expiration Time (for the avoidance of doubt: tenders of less than all of the Shares owned by an “odd lot” holder will not qualify for this preference);

•

second, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other shareholders who validly tender Shares at or below the Purchase Price and do not validly withdraw them before the expiration of the Offer (however, because of the difficulty in determining the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least three business days after the Expiration Time, assuming that Shares are tendered by use of the procedures for guaranteed delivery); and

•

third, if necessary to permit us to purchase Shares having an aggregate purchase price of $300,000,000 (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, holders whose Shares are conditionally tendered must have validly tendered all of their Shares and not validly withdrawn them prior to the Expiration Time. See Sections 1 and 6.

It is therefore possible that some or all of the Shares you tender will not be purchased. Moreover, because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

The Purchase Price will be paid to shareholders whose Shares are accepted for payment in cash, less any applicable withholding taxes and without interest. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of

Shares by us pursuant to the Offer. Shareholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if shareholders tender Shares through such nominees and not directly to the Depositary. See Section 3.

Any tendering shareholder or other payee who is a United States Holder (as defined in Section 15) and who fails to complete, sign and return to the Depositary, or other withholding agent, the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal, and any tendering shareholder or other payee who is a Non-United States Holder (as defined in Section 15) and who fails to complete, sign and return to the Depositary, or other withholding agent, the appropriate IRS Form W-8 or other applicable form, may be subject to United States federal income tax backup withholding (currently at a rate of 24%) on the gross proceeds paid to the shareholder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also, see Section 15 regarding certain United States federal income tax consequences of the Offer.

We will pay all reasonable fees and expenses incurred in connection with the Offer by the Dealer Manager and the Depositary. See Section 17.

As of July 13, 2022, we had 48,608,678 Shares outstanding and 3,389,864 Shares reserved for issuance upon exercise of Stock Options and vesting of RSUs and PSUs. Since the Purchase Price will only be determined after the Expiration Time, the number of Shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price were determined to be $31.50 per Share, the minimum Purchase Price under the Offer, the number of Shares to be purchased under the Offer would be 9,523,809, which would represent 19.6% of the total number of Shares issued and outstanding as of July 13, 2022 (which excludes Potential Shares), or approximately 18.3% of the total number of Shares outstanding on a fully diluted basis as of July 13, 2022 (which includes Potential Shares). Assuming that the Offer is fully subscribed, if the Purchase Price were determined to be $36.00 per Share, the maximum Purchase Price under the Offer, the number of Shares to be purchased under the Offer would be 8,333,333, which would represent 17.1% of the total number of Shares issued and outstanding as of July 13, 2022 (which excludes Potential Shares), or approximately 16.0% of the total number of Shares outstanding on a fully diluted basis as of July 13, 2022 (which includes Potential Shares). In addition, if more than $300,000,000 in value of Shares are tendered in the Offer, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding Shares without extending the Expiration Time. See Section 1.

Our common stock is listed on NASDAQ and trades under the symbol “ODP.” On July 15, 2022, the reported closing price of our common stock was $31.51 per Share, which is above the $31.50 per Share lower end of the price range for the Offer. Accordingly, an election to accept the Purchase Price determined in the Offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price at the Expiration Time. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer. See Section 8.

THE OFFER

1. Number of Shares; Purchase Price; Proration

General. Promptly following the Expiration Time, we will, on the terms and subject to the conditions of the Offer, determine a single Purchase Price (which will be not less than $31.50 and not more than $36.00 per Share), less any applicable withholding taxes and without interest, that we will pay for Shares validly tendered in the Offer and not validly withdrawn, taking into account the number of Shares tendered pursuant to the Offer to Purchase and the prices specified by shareholders tendering Shares.

The Purchase Price will be the lowest price per Share of not less than $31.50 and not more than $36.00 per Share, less any applicable withholding taxes and without interest, that will enable us to purchase the maximum number of Shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $300,000,000. Only Shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be eligible for purchase in the Offer. Shares validly tendered pursuant to the Offer to Purchase will not be purchased if the price specified is greater than the Purchase Price.

We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Time. We do not expect, however, to announce the final results of any proration of the Purchase Price and begin paying for tendered Shares until at least three business days after the Expiration Time, assuming Shares are tendered by use of the procedures for guaranteed delivery. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Time.

All Shares that have been validly tendered and not validly withdrawn at prices equal to or less than the Purchase Price will receive the Purchase Price, payable in cash, less any applicable withholding taxes and without interest, for all Shares purchased on the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described below.

See Section 16 for a description of our right to extend, delay, terminate or amend the Offer. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal and regulatory requirements. In addition, if more than $300,000,000 in value of Shares are tendered in the Offer, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding Shares without extending the Expiration Time.

However, if we:

•

increase the maximum price to be paid above $36.00 per Share or decrease the price to be paid below $31.50 per Share or otherwise change the price range at which we are offering to purchase Shares in the Offer;

•	increase the aggregate purchase price for Shares being sought in the Offer and such increase would result in the prospective purchase of a number of Shares exceeding 2% of our outstanding Shares; or

•	decrease the aggregate purchase price for Shares being sought in the Offer,

we will extend Offer as necessary in order to cause the Offer to remain open for at least ten business days from, and including, the date that announcement of any such change is first published, sent or given in the manner specified in Section 16. A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

In accordance with Instructions 2 and 3 to the Letter of Transmittal, each shareholder who is not tendering through DTC and who desires to tender Shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Shareholder,”

indicating the price (in increments of  $0.25) at which Shares are being tendered or (2) the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” If tendering shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” These tenders could lower the Purchase Price and could result in Shares being purchased at the minimum price of $31.50 per Share. See Section 8 for recent market prices for our Shares. Tenders will be rejected from the Offer if the tendering shareholder checks more than one of the boxes, or if the tendering shareholder checks no boxes, in the section of the Letter of Transmittal captioned “Shares Tendered at price Determined by Shareholder.”

We will purchase Shares acquired pursuant to the Offer free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such Shares to shareholders of record on or prior to the date on which the Shares are purchased under the Offer will be for the account of such shareholders. See Section 8.

The Offer is not conditioned upon any minimum number of Shares being tendered and is not subject to a financing condition. The Offer is, however, subject to a number of other terms and conditions See Section 7.

Shares tendered and not purchased, including all Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Offer.

Priority of Purchases. On the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than or equal to $300,000,000 are validly tendered and not validly withdrawn, we will buy all Shares validly tendered and not validly withdrawn that are tendered a price that is at or below the Purchase Price. On the terms and subject to the conditions of the Offer, if the number of Shares validly tendered at or below the Purchase Price and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $300,000,000, we will purchase Shares as follows:

•	First, we will purchase all Shares tendered by any Odd Lot Holder (as defined below) who:

•

validly tenders and does not validly withdraw prior to the Expiration Time all Shares owned, whether such Shares are owned beneficially or of record, by the Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all of the Shares owned by an Odd Lot Holder will not qualify for this preference); and

•

completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery.

•	Notwithstanding the foregoing, tenders of less than all of the Shares owned by an “Odd Lot” Holder will not qualify for this preference.

•

Second, subject to the conditional tender provisions described in Section 6, from all other shareholders (except for shareholders who tendered Shares conditionally for which the condition was not satisfied) who validly tender Shares at or below the Purchase Price, and do not validly withdraw them prior to the Expiration Time, on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional Shares, as described below, until we have purchased Shares resulting in an aggregate purchase price of  $300,000,000. However, because of the difficulty in determining the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least three business days after the Expiration Time, assuming that Shares are tendered by use of the procedures for guaranteed delivery.

•

Third, if necessary to permit us to purchase Shares having an aggregate purchase price of $300,000,000, from holders who validly tender Shares at or below the Purchase Price (and do not validly withdraw them prior to the Expiration Time) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have validly tendered and not validly withdrawn all of their Shares prior to the Expiration Time. See Section 6.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that all of the Shares that a shareholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of Shares, it is possible that none of those Shares will be purchased.

Odd Lots. The term “odd lots” means all Shares validly tendered prior to the Expiration Time at prices at or below the Purchase Price and not validly withdrawn by any person who owned a total of fewer than 100 Shares in the aggregate, whether such Shares are owned beneficially or of record (an “Odd Lot Holder”), and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered Shares. This preference is not available to partial tenders or to holders of 100 or more Shares in the aggregate, whether such Shares are owned beneficially or of record, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder who holds Shares in his or her name and tenders such Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also any applicable odd lot discounts that might apply to sales of their Shares in market transactions. Any Odd Lot Holder wishing to tender all of his or her Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. The proration period is the period for accepting Shares on a pro rata basis in the event that the Offer is oversubscribed. The proration period will expire at the Expiration Time. Subject to adjustment to avoid the purchase of fractional Shares and subject to conditional tenders described in Section 6, proration for each shareholder tendering Shares at or below the Purchase Price (other than Odd Lot Holders who tender all of their shares) will be based on the ratio of the total number of Shares to be purchased by us (excluding Shares purchased from Odd Lot Holders who tender all of their shares) to the number of Shares validly tendered and not validly withdrawn by all shareholders (other than Odd Lot Holders who tender all of their shares) at or below the Purchase Price. This ratio will be applied to shareholders (other than Odd Lot Holders who tender all of their shares) validly tendering Shares at or below the Purchase Price to determine the number of Shares that will be purchased from each tendering shareholder in the Offer. In the event of proration, we will determine the proration factor promptly following the Expiration Time, and the preliminary results of any proration will be announced by press release on the business day following the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers. However, because of the difficulty in determining the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least three business days after the Expiration Time, assuming that Shares are tendered by use of the procedures for guaranteed delivery.

As described in Section 15, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences of the purchase to the shareholder and, therefore, may be relevant to a shareholder’s decisions whether or not to tender Shares and whether or not to condition any tender upon our purchase of a stated number of Shares held by such shareholder. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the

Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Purpose of the Offer; Certain Effects of the Offer

Purpose of the Offer. Our Board of Directors has determined that the Offer is a prudent use of the Company’s financial resources and presents an appropriate balance between meeting the needs of our business and enhancing value to shareholders. The Board of Directors determined that a cash tender offer of this size is an appropriate mechanism to return capital to shareholders that seek liquidity under current market conditions while, at the same time, allowing shareholders who do not participate in the Offer to share in a higher portion of ODP’s future potential.

If we complete the Offer, shareholders who do not participate in the Offer, including our directors, executive officers and affiliates who do not sell Shares in the Offer, will increase their relative percentage equity ownership interest in the Company. After the completion of the Offer, purchases we make (if any) may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. Any possible future purchases by us will depend on many factors, including the trading price of the Shares, the results of the Offer, our business and financial condition and general economic and market conditions.

Assuming the completion of the Offer, we believe that our anticipated cash flow from operations and our financial condition will be adequate for our needs. However, actual experience may differ significantly from our expectations.

Our Board of Directors authorized the Offer, but none of the Board of Directors, the Company, the Depositary, the Dealer Manager, the Information Agent or any of our or their respective affiliates have made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your Shares. We also have not authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal and the other information and material contained in or filed as exhibits to the Issuer Tender Offer Statement on Schedule TO-I for the Offer, including the purpose and effects of the Offer. You are urged to discuss your decision with your own tax advisor, financial advisor and/or broker.

Certain Effects of the Offer. Shareholders who do not tender their Shares in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares or proration will continue to be owners of the Company and be subject to the risks of such ownership. If we complete the Offer, those shareholders will realize an increase in their relative ownership interest in the Company and also will bear the attendant risks associated with the increased ownership interest. Shareholders may be able to sell non-tendered Shares in the future at a net price that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer. We give no assurance as to the price at which a shareholder may be able to sell its Shares in the future.

The Offer will reduce our “public float,” which is the number of Shares owned by shareholders and available for trading in the securities markets. This could reduce the volume of trading in our Shares and may affect stock prices and liquidity in the trading of our Shares. In addition, the Offer will increase the proportional ownership of officers and directors who do not participate in the Offer and any other shareholders who do not participate or participate only in part in the Offer.

We expect to use cash on hand and existing financial resources, including borrowings under our revolving credit facility to purchase Shares in the Offer and fees and expenses incurred in connection with the Offer.

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other shareholders. HG Vora, which beneficially owns 10.3% of our outstanding Shares as of July 13, 2022, has advised the Company that, although no final decision has been made, it does not currently intend to tender Shares in the Offer. Our directors and executive officers have informed us that they will not tender any of their Shares pursuant to the Offer. We are not aware of any affiliates that intend to tender their Shares in the Offer. As a result, the beneficial ownership of our non-tendering directors, executive officers and affiliates will increase as a percentage of our outstanding Shares following the consummation of the Offer. See Section 11.

Our directors, executive officers and affiliates, subject to applicable law and applicable policies of the Company (including its Share ownership and stock trading policies), may in the future sell their Shares from time to time in open market and/or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer. Our executive officers and directors regularly receive equity awards under our equity plans as a substantial portion of their compensation from us. Whether executive officers and such other directors will sell Shares, the timing of sales and the amounts sold will depend on their particular circumstances, including their tenure with the Company, personal financial planning considerations, capital requirements and other factors, as well as our Share ownership and trading policies.

Based on the published guidelines of the NASDAQ and the conditions of the Offer, we do not believe that our purchase of Shares pursuant to the Offer will result in the delisting from the NASDAQ of the Company’s remaining Shares. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon the Company having determined that the consummation of the Offer will not cause the Shares to be delisted from the NASDAQ or be eligible for deregistration under the Exchange Act.

Shares we acquire pursuant to the Offer will be cancelled and will be available for us to issue without further shareholder action (except as required by applicable law or the rules of the NASDAQ) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

Other Plans. Except as disclosed or incorporated by reference in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or our subsidiaries’ assets;

•	any material change in our present dividend rate or policy, or indebtedness or capitalization;

•

any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act or ceasing to be authorized for listing on the NASDAQ;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition or disposition by any person of our securities, other than the grant of restricted stock, stock options, restricted stock units or other equity awards to directors and employees in the ordinary course of business; or

•

any changes in our amended and restated certificate of incorporation or amended and restated bylaws or other governing documents or other actions that could impede the acquisition of control of the Company.

While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase (except as described herein and in the documents incorporated herein), our management continually assesses potential opportunities for increasing shareholder value and we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Shareholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from our deciding to undertake any such alternatives.

3. Procedures for Tendering Shares

Valid Tender of Shares. For Shares to be tendered validly in the Offer:

•

the certificates for the Shares or confirmation of receipt of the Shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

•	the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary’s account), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery and any other documents required by the Letter of Transmittal.

In accordance with Instructions 2 and 3 to the Letter of Transmittal, each shareholders who is not tendering through DTC and who desires to tender Shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Shareholder,” indicating the price (in increments of  $0.25) at which Shares are being tendered or (2) the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” Tenders will be rejected from the Offer if the tendering shareholder checks more than one of the boxes, or if the tendering shareholder checks no boxes, in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Shareholder.”

If tendering shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” You should understand that the “Shares Tendered at Price Determined Pursuant to the Offer” election might cause the Purchase Price to be lower and result in the tendered Shares being purchased at the minimum price of $31.50 per Share. See Section 8 for recent market prices for Shares.

If tendering shareholders using a Letter of Transmittal wish to indicate a specific price (in increments of $0.25) at which their Shares are being tendered, they must check the box indicating such price under the section captioned “Shares Tendered at Price Determined by Shareholder.” Tendering shareholders should be aware that this election could result in none of their Shares being purchased if the Purchase Price selected by the Company for the Shares is less than the price selected by the shareholder. A shareholder not tendering directly through DTC who wishes to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which Shares are being tendered. A shareholder tendering Shares through DTC who wishes to tender Shares at more than one price must complete a separate transfer with respect to the Shares to be tendered at each price. The same Shares cannot be tendered (unless previously validly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a valid notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Shareholders may contact the Depositary for additional instructions.

Shareholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their Shares. Shareholders who hold Shares through nominee shareholders are urged to consult their nominees to determine whether any charges may apply if shareholders tender Shares through such nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their Shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, if they wish to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Shareholders may tender Shares subject to the condition that all or a specified minimum number of Shares be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to determine the minimum number of Shares to be purchased. Shareholders are urged to consult their own investment and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6.

We are not offering, as part of the Offer, to purchase any outstanding Stock Options, and tenders of Stock Options will not be accepted. If you are a holder of vested Stock Options, you may exercise your vested Stock Options and tender any Shares issued upon such exercise. You must exercise your Stock Options in accordance with the related Stock Option plan and Company policies and practices to receive your Shares in order to tender them in the Offer. In order to ensure you receive your Shares in time to tender them with the Offer, we strongly recommend that you exercise your Stock Options at least five business days prior to the Expiration Date. An exercise of Stock Options cannot be revoked even if Shares received upon the exercise and tendered in the Offer are not purchased in the Offer for any reason. We urge each shareholder to consult with his or her financial advisor or tax advisor with respect to the advisability of exercising any vested Stock Options and tendering any Shares issued upon such exercise.

We are not offering, as part of the Offer, to purchase any outstanding RSUs or PSUs, and tenders of RSUs and PSUs will not be accepted. Holders of RSUs and PSUs may not tender Shares represented by such interests unless the awards are fully vested and, if applicable, settled in Shares and not subject to lapse restrictions prior to the Expiration Date.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer and an agreement between the tendering shareholder and us, on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with the laws of the State of New York. In addition, the tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s representation and warranty to us that (1) the shareholder has a “net long position” in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, (2) the tender of Shares complies with Rule 14e-4 under the Exchange Act, (3) the tendered Shares are not currently subject to any contractual or other restriction, and (4) the shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his or her own account unless the person so tendering (1) has a net long position equal to or greater than the number of Shares tendered or other securities immediately convertible into, or exercisable or exchangeable for, the number of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (2) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Shareholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their Shares. Shareholders who hold Shares through nominee shareholders are urged to consult their nominees to determine whether any charges may apply if shareholders tender Shares through such nominees and not directly to the Depositary.

Signature Guarantees and Method of Delivery. If a certificate for Shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate or Letter of Transmittal must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the Shares tendered and the holder has not completed either the section entitled “Special Delivery Instructions” or the section entitled “Special Payment Instructions” in the Letter of Transmittal; or

•

Shares are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the Shares, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary. If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us. Any documents delivered to us will not be forwarded to the Depositary and therefore will not be deemed to be validly tendered.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time or (2) the guaranteed delivery procedures described below must be followed if book-entry transfer of the Shares cannot be effected prior to the Expiration Time.

The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering Shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that we may enforce such agreement against that participant.

Guaranteed Delivery. If a shareholder desires to tender Shares in the Offer and cannot comply with the procedure for book-entry transfer or cannot deliver all required documents to the Depositary prior to the Expiration Time, the Shares may still be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•

the Depositary receives by mail, overnight courier or facsimile transmission, prior to the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Information Agent will provide to you upon request (see the last page of this Offer to Purchase), including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•

a confirmation of a book-entry transfer of such Shares into the Depositary’s account (or any certificates for such Shares), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within two NASDAQ trading days after the Expiration Time.

United States Federal Income Tax Backup Withholding. Under the United States federal income tax backup withholding rules, a portion (24% under current law) of the gross proceeds payable to a shareholder or other payee pursuant to the Offer may be withheld and remitted to the IRS, unless the shareholder or other payee, as the case may be, (1) properly establishes that it is an “exempt recipient” (as defined below) or otherwise establishes it is exempt from backup withholding or (2) duly completes, signs and submits IRS Form W-9 included as part of the Letter of Transmittal certifying under penalties of perjury that (A) the tax identification number provided on the IRS Form W-9 is correct, (B) it is a “U.S. person” for United States federal income tax purposes and (C) it is not subject to backup withholding. If a United States Holder does not provide the Depositary, or other withholding agent with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. In addition, the Depositary, or other withholding agent, may be required to report to the IRS the payment of the Offer proceeds to non-exempt recipients.

Certain “exempt recipients” (including, among others, generally all corporations and certain Non-United States Holders that meet certain certification requirements) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, it should submit an appropriate IRS Form W-8, signed under penalties of perjury, attesting to its exempt status. This statement can be obtained from the IRS website at www.irs.gov. See Instruction 11 of the Letter of Transmittal.

Backup withholding is not an additional tax. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Shareholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

For a discussion of United States federal income tax consequences to tendering shareholders, see Section 15.

United States Federal Withholding Tax on Payments to Non-United States Holders. As described in Section 15, the United States federal income tax treatment to a Non-United States Holder (as defined in Section 15) of the receipt of cash in exchange for Shares pursuant to the Offer will depend upon facts that are unique to each Non-United States Holder. Accordingly, even if a Non-United States Holder has provided the required certification to avoid backup withholding, the applicable withholding agent will generally withhold an amount equal to 30% of the gross payments payable to the Non-United States Holder or his or her agent unless (1) the Depositary, or other withholding agent, determines that a reduced rate of withholding is available under a tax treaty, (2) an exemption from withholding is applicable because the Non-United States Holder meets any of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests under Section 302 of the Internal Revenue Code of 1986, as amended (the “Code”), described in Section 15 that would characterize the transaction as a sale or exchange (as opposed to a distribution) and provides documentation to the satisfaction of the applicable withholding agent that such Non-United States Holder meets such test, or (3) an exemption from withholding is applicable because the gross proceeds are effectively connected with such Non-United States Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the gross proceeds are attributable to a United States permanent establishment maintained by such Non-United States Holder) (see Section 15), in which case the gross proceeds would be subject to United States federal income tax on a net income basis at the regular United States rates.

To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary, or other withholding agent, a properly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the applicable withholding agent a properly completed and executed IRS Form W-8ECI before the payment is made (and generally will be required to file a United States federal income tax return and will be subject to United States federal income tax on income from the Offer in the manner and to the extent described in Section 15 as if it were a United States Holder). To obtain an exemption from withholding on the grounds that the transaction is characterized as a sale or exchange (as opposed to a distribution), a Non-United States Holder must provide documentation to the applicable withholding agent demonstrating to such withholding agent’s satisfaction that such Non-United States Holder meets any of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests under Section 302 of the Code described in Section 15. Notwithstanding the foregoing, it is possible that the applicable withholding agent may not accept documentation to support characterizing the transaction as a sale or exchange, in which case such withholding agent would withhold at a 30% rate on the gross payments payable to the Non-United States Holder, unless the Non-United States Holder submits a properly completed and executed applicable IRS Form W-8 certifying eligibility for a reduced rate of withholding under a tax treaty or an exemption from withholding (as discussed above).

A Non-United States Holder may be eligible to obtain a refund from the IRS of all or a portion of any amount withheld if the Non-United States Holder (1) meets any of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests under Section 302 of the Code described in Section 15 that would characterize the transaction as a sale or exchange (as opposed to a distribution) with respect to which the Non-United States Holder is not subject to United States federal income tax or (2) is otherwise able to establish that no tax or a reduced amount of tax is due.

Additionally, as described in more detail in Section 15, payments made with respect to Shares sold by a Non-United States Holder pursuant to the Offer may be subject to Foreign Account Tax Compliance Act withholding at a rate of 30%.

Non-United States Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the IRS refund procedure.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by the Company in our sole discretion, and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. The Company reserves the absolute right to:

•	reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for any Shares which it determines may be unlawful;

•	waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered Shares;

•	amend the Offer; and

•	waive any defect or irregularity in any tender with respect to any particular Shares, whether or not we waive similar defects or irregularities in the case of any other shareholder.

No tender of Shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering shareholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Depositary, the Dealer Manager, the Information Agent, any of our or their respective affiliates or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Return of Unpurchased Shares. If any validly tendered Shares are not purchased pursuant to the Offer or are validly withdrawn before the Expiration Time, or if less than all Shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased Shares will be returned promptly after the expiration or termination of the Offer or the valid withdrawal of the Shares, as applicable, or, in the case of Shares validly tendered by book-entry transfer, the Shares will be credited to the appropriate account maintained by the tendering shareholder, in each case without expense to the shareholder.

Lost, Stolen, Destroyed or Mutilated Certificates. Shareholders whose certificate for part or all of their Shares have been lost, stolen, destroyed or mutilated may contact Computershare Trust Company, N.A. as Transfer Agent for our Shares, at the address set forth on the back cover of this Offer to Purchase. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. Shareholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this Offer to Purchase and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE DEALER MANAGER OR INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE DEALER MANAGER OR INFORMATION AGENT WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4. Withdrawal Rights

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 Midnight, New York City time, at the end of the day on September 12, 2022, the 40th business day after the commencement of the Offer, unless accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:

•	be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•

specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares.

If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and, if applicable, the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Time.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the right to waive any defect or irregularity in the withdrawal of Shares by any shareholder. None of the Company, the Dealer Manager, the Information Agent, the Depositary, any of our or their respective affiliates or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Purchase of Shares and Payment of Purchase Price

On the terms and subject to the conditions of the Offer (subject to possible delay in the event of proration as described below), promptly following the Expiration Time, we will (1) determine the Purchase Price we will pay, which will be a single price per Share of not less than $31.50 and not more than $36.00 per Share, for Shares validly tendered and not validly withdrawn prior to the Expiration Time, taking into account the number of Shares so tendered and the prices specified by tendering shareholders, and (2) accept for payment and pay an aggregate purchase price of up to $300,000,000 for Shares that are validly tendered at prices at or below the Purchase Price and not validly withdrawn prior to the Expiration Time, subject to “odd lot” priority, proration and conditional tender provisions. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are validly tendered at or below the Purchase Price and not validly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Time. However, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until at least three business days after the Expiration Time, assuming that Shares are tendered by use of the procedures for guaranteed delivery. Certificates for all Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration, will be returned to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Offer.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for such Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. See the Letter of Transmittal. Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

6. Conditional Tender of Shares

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the Shares purchased pursuant to the Offer. As discussed in Section 15, the number of Shares to be purchased from a particular shareholder may affect the United States federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. The conditional tender alternative is being made available for shareholders seeking to take steps to have payment for Shares sold pursuant to the Offer treated as received in a sale or exchange of such Shares by the shareholder, rather than as a distribution to the shareholder, for United States federal income tax purposes. Accordingly, a shareholder may tender Shares subject to the condition that all or a specified minimum number of the shareholder’s Shares tendered must be purchased if any Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to calculate the minimum number of Shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution) treatment for United States federal income tax purposes. Shareholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve any particular United States federal income tax result for any shareholder tendering Shares.

After the Expiration Time, if the number of Shares validly tendered and not validly withdrawn at a price equal to or less than the Purchase Price and pursuant to the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Tender Offer” would result in an aggregate purchase price of more than $300,000,000, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all Shares validly tendered, conditionally or unconditionally, and not validly withdrawn. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any tendering shareholder below the minimum number specified by that shareholder, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Time.

After giving effect to these withdrawals, on the terms and subject to the conditions of the Offer, we will accept the remaining Shares validly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of Shares to be purchased to fall below an aggregate purchase price of $300,000,000, then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares that would result in an aggregate purchase price of $300,000,000. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have validly tendered all of their Shares.

If Shares having an aggregate purchase price of more than $300,000,000 are tendered in the Offer and not validly withdrawn, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding Shares without extending the Offer.

7. Conditions of the Offer

Our obligation to accept for payment and pay for your tendered Shares depends upon certain conditions that must be satisfied in our reasonable judgment or waived by us, prior to the Expiration Time. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for, Shares tendered, if at any time prior to the Expiration Time, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

•

there shall have been instituted, or there shall be pending or threatened, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

•

challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer, seeks to obtain material damages in respect of the Offer; or

•	seeks to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal; or

•	may result in a delay in our ability to accept for payment or pay for some or all of the Shares;

•

our acceptance for payment, purchase or payment for any Shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree, injunction, order, contract or other requirement applicable or alleged to be applicable to us or any of our subsidiaries;

•

any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction, order (preliminary, permanent or otherwise), contract or other legal requirement shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic, foreign or supranational, which:

•	indicates that any approval or other action of any such court, government, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder; or

•

is reasonably likely to make the purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer or our ability to purchase or pay for some or all of the Shares otherwise to be purchased pursuant to the Offer or asserts that the making or consummation of the Offer or any act or failure to act in connection with the Offer violates any regulation, contract or other obligation applicable or alleged to be applicable to us or any of our subsidiaries;

•	there shall have occurred any of the following:

•

any decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, the New York Stock Exchange Index, the New York Stock Exchange Composite Index, the NASDAQ Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase;

•

any general suspension of trading in, or limitation of prices for, securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

•

the commencement or escalation, on or after the date of this Offer to Purchase, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

•

any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered or is threatened relating to (1) general political, market, economic, financial or industry conditions in the United States or (2) our business, general affairs, management, financial position, shareholders’ equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), assets, liabilities, income, operations, licenses, franchises, permits or prospects, which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer; or

•	in the case of any condition described in any of the preceding three bullets existing at the time of the announcement of the Offer, as applicable, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of our outstanding Shares (other than the Offer), or any merger, amalgamation, acquisition, business combination or other similar transaction with or involving us, shall have been proposed, announced or made by any third person or entity or shall have been publicly disclosed by a third person, or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction involving us;

•

we shall have learned after the date of this Offer to Purchase that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or other person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause) or otherwise (other than as publicly disclosed in a filing with the SEC on or before the date of this Offer to Purchase), (2) that has publicly disclosed in a filing with the SEC on or before the date of this Offer to Purchase that it has beneficial ownership of more than 5% of the outstanding Shares has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause) or otherwise (other than by virtue of the consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding Shares, or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, after the date of this Offer to Purchase reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

the consummation of the Offer and the purchase of Shares will cause the Shares to be held of record by less than 300 persons or cease to be traded on or listed on NASDAQ or otherwise cause the Shares to be subject to deregistration under the Exchange Act;

•

there shall have occurred any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States; or

•

any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, prior to the Expiration Time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Offer. See Section 16. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if our determinations are challenged by shareholders.

8. Prices for Shares; Dividends

The following table sets forth the high and low sales prices for the Shares as reported by NASDAQ for the relevant periods.

	High	Low
2020
First quarter	$28.10	$13.60
Second quarter	$29.90	$15.20
Third quarter	$25.50	$18.11
Fourth quarter	$30.89	$17.86
2021
First quarter	$48.24	$27.97
Second quarter	$51.40	$37.86
Third quarter	$50.29	$40.80
Fourth quarter	$46.18	$34.71
2022
First quarter	$47.45	$38.53
Second quarter	$48.00	$28.85
Third quarter (through July 15, 2022)	$31.63	$28.97

On July 15, 2022, the last trading day prior to commencement by the Company of the Offer, the last reported sale price of the Shares on NASDAQ was $31.51, which is above the $31.50 per Share lower end of the price range for the Offer. Accordingly, an election to accept the Purchase Price determined in the Offer may lower the Purchase Price to a price below such closing price and could be below the reported closing price at the Expiration Time.

You are urged to seek to obtain current market information for our Shares or advice from your financial advisor before deciding whether, and at what price or prices, to tender your Shares pursuant to the Offer and, if so, how many Shares to tender.

Prior to July 2016, we had never declared or paid cash dividends on our common stock. Beginning in the third quarter of fiscal 2016, our Board of Directors declared and paid cash dividends on our common stock. In order to preserve liquidity during the COVID-19 pandemic and in light of the uncertainties as to its duration and economic impact, in May 2020, our Board of Directors suspended the Company’s quarterly cash dividend beginning in the second quarter of 2020. Our quarterly cash dividend remains suspended.

The timing, declaration and payment of future dividends to holders of our common stock fall within the discretion of our Board of Directors and will depend on our operating results, earnings, financial condition, the capital requirements of our business and other factors. Our Third Amended Credit Agreement permits restricted payments, such as dividends, but may be limited if we do not meet the required minimum liquidity or fixed charge coverage ratio requirements.

9. Source and Amount of Funds

The Offer is not subject to a financing condition. Assuming that the Offer is fully subscribed, the maximum aggregate purchase price of Shares purchased in the Offer will be $300,000,000. We expect to fund the purchase of Shares in the Offer and to pay the fees and expenses in connection with the Offer with cash on hand and existing financial resources, including borrowings under our revolving credit facility. The descriptions of our revolving credit facility set forth in the Company’s 2021 Annual Report and Quarterly Report on Form 10-Q for the quarter ended March 26, 2022 (filed with the SEC on May 4, 2022) are incorporated herein by reference.

10. Certain Information Concerning the Company

General. We are a leading provider of business services and supplies, products and digital workplace technology solutions to small, medium-sized and enterprise businesses. We operate through our direct and indirect subsidiaries and maintain a fully integrated business-to-business (“B2B”) distribution platform of thousands of dedicated sales and technology service professionals, online presence and 1,032 retail stores. Through our banner brands Office Depot®, OfficeMax® and Grand & Toy®, as well as others, we offer our customers the tools and resources they need to focus on starting, growing and running their business.

We have recently completed transforming our operations under our holding company structure into our business-to-consumer business and three distinct B2B business and digital segments focused on further enhancing value for shareholders:

•

Office Depot, LLC – a leading provider of retail consumer and small business products and services distributed via approximately 1,000 Office Depot and OfficeMax retail locations and an award-winning eCommerce presence (officedepot.com).

•

ODP Business Solutions, LLC – ODP’s leading B2B solutions provider serving small, medium and enterprise level companies (odpbusiness.com). This includes the contract sales channel of ODP’s prior Office Depot Business Solutions Division; Grand & Toy, operating one of the biggest distribution networks serving customers in Canada coast-to-coast via its direct sales force and best in class e-commerce platform (grandandtoy.com); and the Company’s Federation Entities, which comprise more than a dozen regional office supply distribution businesses acquired by ODP as part of its transformation to expand its reach and distribution network into geographic areas that were previously underserved, and which continue to operate under their own brand names.

•

Veyer, LLC – a world-class supply chain, distribution, procurement and global sourcing operation (veyerlogistics.com). Veyer procures and distributes products for both Office Depot, LLC and ODP Business Solutions, LLC, as well as third-party customers.

•	Varis, LLC – ODP’s B2B digital platform technology business focused on transforming digital commerce between buying organizations and suppliers (govaris.com).

Our principal executive offices are located at 6600 North Military Trail, Boca Raton, Florida 33496. Our telephone number at that address is (561) 438-4800, and our website address is www.theodpcorp.com. The information contained on or accessible from that website is neither part of, nor incorporated by reference into, this Offer to Purchase.

Available Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, including stock options, restricted stock, restricted stock units, performance awards and other stock-based awards under the Company’s equity-based compensation plans granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer.

The SEC maintains a website on the internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may go to the Company’s website at www.theodpcorp.com to access the Schedule TO and related documents.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference into this Offer to Purchase (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 25, 2021, filed with the SEC on February 23, 2022 (the “2021 10-K”);

•	the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 17, 2022 that are incorporated by reference into Part III of the 2021 10-K;

•	our Quarterly Report on Form 10-Q for the quarter ended March 26, 2022, filed with the SEC on May 4, 2022;

•	our Current Reports on Form 8-K filed with the SEC on January 3, 2022, January 3, 2022, January 14, 2022, March 28, 2022, April 28, 2022, June 6, 2022 and July 18, 2022; and

•	the description of our common stock contained in Exhibit 4.2 to the 2021 10-K, as amended by any subsequent amendment or report filed for the purposes of updating such description.

Any statement contained in any document incorporated or deemed to be incorporated by reference into this Offer to Purchase will be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in this Offer to Purchase or any subsequently filed document that is deemed to be incorporated by reference into this Offer to Purchase modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above.

You may also request a copy of these filings, at no cost, by writing or telephoning our investor relations team at the following address:

The ODP Corporation

6600 North Military Trail

Boca Raton, Florida 33496

Telephone: (561) 438-4629

Copies of these filings are also available, without charge, on the Financial Information section of our website at www.theodpcorp.com. The information contained on or accessible from our website is neither part of, nor incorporated by reference into, this Offer to Purchase.

11. Interests of Directors, Executive Officers and Affiliates; Transactions and Arrangements Concerning the Shares

Shares Outstanding. As of July 13, 2022, we had 48,608,678 Shares outstanding and 3,389,864 Shares reserved for issuance upon exercise of Stock Options and vesting of RSUs and performance units PSUs.

Interests of Directors, Executive Officers and Affiliates. Members of our Board of Directors and executive officers beneficially own 1,241,627 Shares, or 2.6% of our outstanding Shares as of July 13, 2022. These amounts do not include any Shares beneficially owned by HG Vora. Information with respect to the beneficial ownership of Shares, as of July 13, 2022, by each person or entity known by us to beneficially own more than 5% of the outstanding Shares is set forth in Section 12. Purchases of Shares pursuant to the Offer will increase the percentage equity ownership of non-tendering shareholders, including our directors, executive officers and affiliates who do not sell Shares in the Offer.

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other shareholders. HG Vora, which beneficially owns 10.3% of our outstanding Shares as of July 13, 2022, has advised the Company that, although no final decision has been made, it does not currently intend to tender Shares in the Offer. Our directors and executive officers have informed us that they will not tender any of their Shares pursuant to the Offer. We are not aware of any affiliates that intend to tender their Shares in the Offer. As a result, the beneficial ownership of our non-tendering directors, executive officers and affiliates will increase as a percentage of our outstanding Shares following the consummation of the Offer.

12. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock, as of July 13, 2022, by each person or entity known by us to beneficially own more than 5% of the outstanding shares of the common stock, by each of our directors, by each of our executive officers, and by all of our directors and executive officers as a group. The address for each of our directors and executive officers is 6600 North Military Trail, Boca Raton, Florida 33496. The percentage of ownership indicated below is based on the 48,608,678 Shares outstanding as of July 13, 2022. To the extent indicated in the table below, Shares beneficially owned by a person include Shares of which the person has the right to acquire beneficial ownership within 60 days after July 13, 2022. All Share numbers have been adjusted to reflect our reverse stock split effective on June 30, 2020.

Information with respect to beneficial ownership has been furnished by each director and executive officer, and with respect to beneficial owners of more than 5% of our Shares, by filings made with the SEC by them. Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of Shares shown as beneficially owned by them.

	Shares of Common Stock Beneficially Owned
Beneficial Owners	Number of Shares	Percentage of Class(2)
Executive Officers and Directors
Gerry P. Smith	832,949	*
Quincy L. Allen	272	*
Kristin A. Campbell	0	*
Marcus B. Dunlop	0	*
Cynthia T. Jamison	1,646	*
Shashank Samant	272	*
Wendy L. Schoppert	0	*
David M. Szymanski	380	*
Joseph S. Vassalluzzo	14,383	*
David Centrella	34,173	*
John W. Gannfors	71,103	*
Sarah E. Hlavinka	8,850	*
Terry Leeper	56,015	*
Zöe Maloney	28,732	*
Kevin Moffitt	73,947	*
D. Anthony Scaglione	118,905	*
Directors and Executive Officers as a Group	1,241,627	2.6%
Over 5% Beneficial Owners
Blackrock, Inc.(3)	7,412,189	15.3%
Dimensional Fund Advisors LP(4)	3,169,544	6.5%
The Vanguard Group(5)	5,135,337	10.6%
HG Vora Capital Management, LLC(6)	5,000,000	10.3%

*	Represents beneficial ownership of less than one percent of our listed and issued outstanding common stock as of July 13, 2022
(1)

Includes shares of common stock subject to options exercisable within 60 days of July 15, 2022. The number of options exercisable within 60 days of July 13, 2022 is as follows: Mr. Smith – 136,549 Shares. Also included are unvested shares of restricted stock, as to which the holder has voting rights.

(2)

The percentage ownership for all shareholders listed in the table above is based on 48,608,678 shares of our common stock outstanding as of July 13, 2022. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares issuable upon the exercise of options that are exercisable within 60 days of July 13, 2022, are not deemed outstanding for purposes of computing the percentage of ownership of any other person.

(3)

The information regarding BlackRock, Inc. is reported as of December 31, 2021, and was derived from a Schedule 13G/A filed with the SEC on January 27, 2022, that reported sole voting power over 7,305,572 shares and sole dispositive power over 7,412,189 shares. The address for BlackRock, Inc. is 55 East 52nd Street New York, New York 10055.

(4)

The information regarding Dimensional Fund Advisors LP is reported as of December 31, 2021 and was derived from a Schedule 13G/A filed with the SEC on February 8, 2022, that reported sole voting power over 3,098,815 shares and sole dispositive power over 3,169,544 shares. The address for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas 78746.

(5)

The information regarding The Vanguard Group is reported as of February 28, 2022 and was derived from a Schedule 13G/A filed with the SEC on March 9, 2022, that reported shared voting power over 45,434 shares, sole dispositive power over 5,045,152 shares and shared dispositive power over 90,185 shares. The address for The Vanguard Group is 100 Vanguard Blvd. Malvern, Pennsylvania 19355.

(6)

The information regarding HG Vora is reported as of December 30, 2021, and was derived from a Schedule 13D/A filed on January 3, 2022, that reported sole voting power over 5,000,000 shares and sole dispositive power over 5,000,000 shares. The address for HG Vora is 330 Madison Avenue, 20th Floor, New York, New York 10017.

Equity Compensation Plans. The Company’s 2021 Long-Term Incentive Plan (the “2021 Plan”) provides for the grant of performance shares, performance units, restricted stock, RSUs, nonqualified stock options, incentive stock options, stock appreciation rights and other forms of equity-based or equity-related awards that the Compensation Committee of the Board of Directors determines to be consistent with the purpose of the Plan and the interests of the Company. The 2021 Plan authorized for the issuance of up to 3,400,000 Shares, decreased by the number of Shares subject to awards granted under the 2019 Long-Term Incentive Plan between December 26, 2020 and April 21, 2021. As of December 25, 2021, 2,378,307 Shares were available for grant under the 2021 Plan.

Share Repurchase Program. On July 18, 2022, we announced that the Board of Directors approved a share repurchase program (the “Share Repurchase Program”) under which we may expend a total of up to $600 million exclusive of fees, commission or other expenses for the purchase of shares of the Company’s common stock, with an expectation to repurchase such shares until June 30, 2024. The aggregate purchase price of Shares purchased in the Offer will be included in determining expenditures under the Share Repurchase Program.

Our Board of Directors authorized the Offer separately from the Share Repurchase Program and, as a result, the Share Repurchase Program will remain in effect with any future repurchases thereunder to be made in accordance with its terms and applicable law. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days following the expiration or termination of the Offer, subject to certain limited exceptions. Following the expiration or termination of the Offer, and after the required waiting period, we may effect additional repurchases pursuant to the Share Repurchase Program in various ways, which could include open market repurchases, privately negotiated transactions, 10b5-1 trading plans, accelerated stock repurchase transactions and/or other derivative transactions. The amount, timing and terms of any capital transactions will be determined based on prevailing market conditions, regulatory requirements and other corporate considerations, and may be suspended or discontinued at any time.

Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor our directors, executive officers, affiliates or subsidiaries have effected any transactions in the Shares during the 60 days prior to the date hereof, except Mr. Leeper had 6,794 Shares withheld at a price per share of $30.48 on July 6, 2022 to satisfy tax withholding obligations on vesting of shares with restrictions from a grant issued on July 6, 2020.

Other Agreements and Arrangements. Except for stock options and other stock-based awards under the Company’s equity-based compensation plans, and as otherwise described in this Offer to Purchase or the documents incorporated by reference herein, none of the Company nor, to the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

13. Effects of the Offer

The purchase by us of Shares pursuant to the Offer will reduce the number of Shares that might otherwise be traded publicly and is likely to reduce the number of our shareholders.

We believe that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NASDAQ, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from the NASDAQ. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of Shares pursuant to the Offer will not cause our Shares to be delisted from the NASDAQ. See Section 7.

Our Shares are currently “margin securities” under the rules of the Federal Reserve Board. This as the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. We believe that, following the purchase of Shares under the Offer, our Shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

Our Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares pursuant to the terms of the Offer will not result in our Shares becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase Shares pursuant to the Offer that the consummation of the Offer will not cause the Shares to be subject to deregistration under the Exchange Act. See Section 7.

14. Legal Matters; Regulatory Approvals

Except as described in this Offer to Purchase, we are not aware of the applicability of any antitrust laws or any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer.

Our obligation to accept for payment and pay for Shares under the Offer is subject to various conditions, including various legal and regulatory matters. See Section 7.

15. Certain United States Federal Income Tax Consequences

The following discussion is a summary of certain United States federal income tax consequences to our shareholders of an exchange of Shares for cash pursuant to the Offer. Shareholders who do not participate in the Offer will not incur any United States federal income tax as a result of the exchange of Shares for cash by other shareholders pursuant to the Offer. This discussion is general in nature and does not include all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances, or to certain types of shareholders subject to special treatment under United States federal income tax laws (such as insurance companies, tax-exempt organizations, governmental organizations, regulated investment companies, real estate investment trusts, “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, United States Holders, as defined below, whose “functional currency” is not the United States dollar, partnerships or other entities treated as partnerships or pass-through entities for United States federal income tax purposes (or their investors or beneficiaries), grantor trusts, controlled foreign corporations, passive foreign investment companies, persons holding more than 5% of our common stock, persons holding Shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, banks and other financial institutions, brokers or dealers in securities or currencies, traders in securities that elect to mark-to-market their securities, certain expatriates or former long-term residents of the United States and personal holding companies). In addition, the discussion does not consider the effect of any alternative minimum taxes, the Medicare tax on net investment income or non-U.S., state, local or other tax laws, or any United States tax considerations (e.g., estate or gift tax) other than United States federal income tax considerations that may be applicable to particular shareholders. Further, this summary assumes that shareholders hold their Shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code and generally assumes that they did not receive their Shares through the exercise of employee stock options or otherwise as compensation.

This summary is based on the Code and applicable United States Treasury Regulations, published rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect. Any such change could affect the continuing validity of this discussion.

This discussion is not binding on the IRS, and we have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning tax consequences of the sale of Shares to us pursuant to the Offer or that any such position would not be sustained.

As used herein, a “United States Holder” means a beneficial owner of Shares that is (1) an individual citizen or resident alien of the United States for United States federal income tax purposes, (2) a corporation (or other entity taxed as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (a) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person. As used herein, a “Non-United States Holder” means a beneficial owner of Shares that is neither a United States Holder nor a partnership or other entity classified as a partnership for United States federal income tax purposes. If a partnership or other entity treated as a partnership for United States federal income tax purposes holds Shares, the tax treatment of a partner or other owner will generally depend upon the status of such person and the activities of the partnership or other entity. A partnership holding Shares and partners in such partnership should consult their own tax advisors about the United States federal income tax consequences of an exchange of Shares for cash pursuant to the Offer.

Each shareholder is advised to consult its own tax advisor to determine the tax consequences of the Offer under United States federal tax laws (including estate and gift tax laws), under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

Characterization of the Purchase

An exchange of Shares for cash pursuant to the Offer generally will be subject to Section 302 of the Code and will be treated as either a taxable sale or exchange or as a taxable distribution with respect to such Shares.

A shareholder’s exchange of Shares for cash pursuant to the Offer will be treated as a sale or exchange of the Shares for United States federal income tax purposes pursuant to Section 302 of the Code if the exchange (1) results in a “complete termination” of the shareholder’s stock interest in us, (2) is a “substantially disproportionate” redemption with respect to the shareholder, or (3) is “not essentially equivalent to a dividend” with respect to the shareholder.

In determining whether any of these tests has been met, a shareholder must take into account not only the stock that the shareholder actually owns, but also the stock that it constructively owns within the meaning of

Section 318 of the Code (as modified by Section 302(c) of the Code). Under these constructive ownership rules, a shareholder generally will be considered to own those Shares owned, directly or indirectly, by certain members of the shareholder’s family and certain entities (such as certain corporations, partnerships, trusts and estates) in which the shareholder has an equity interest, as well as Shares the shareholder has an option to purchase. Shareholder should consult their own tax advisors with respect to the operation of these constructive ownership rules, including with respect to the treatment of contingent options.

The purchase of a shareholder’s Shares by us in the Offer will result in a “complete termination” of the shareholder interest in our stock if either (1) all of the Shares actually and constructively owned by the shareholder are exchanged for cash pursuant to the Offer or (2) all of the Shares actually owned by the shareholder are exchanged for cash pursuant to the Offer and the shareholder is eligible to waive, and effectively waives, the attribution of all Shares constructively owned by the shareholder in accordance with the procedures described in Section 302(c)(2) of the Code. Generally, a shareholder can only waive attribution of Shares owned by certain family members. A shareholder may also satisfy the “complete termination” test if, in the same transaction, some of its Shares are purchased in the Offer and all of the remainder of its Shares are sold or otherwise transferred to a third party so that after the transaction the shareholder no longer owns (actually or constructively) any Shares. Shareholders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the requirements, mechanics and desirability of such a waiver.

The purchase of a shareholder’s Shares by us in the Offer will result in a “substantially disproportionate” redemption with respect to the shareholder if, among other things, the percentage of our outstanding voting stock actually and constructively owned by the shareholder immediately after the purchase (treating all Shares purchased by us pursuant to the Offer as not outstanding) is less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the shareholder immediately before the purchase (treating all Shares purchased by us pursuant to the Offer as outstanding) and immediately following the purchase the shareholder actually and constructively owns less than 50% of the total combined voting power of our stock. Shareholder should consult their own tax advisors concerning the application of the “substantially disproportionate” test to their particular circumstances.

The purchase of a shareholder’s Shares by us in the Offer will generally be treated as “not essentially equivalent to a dividend” if it results in a meaningful reduction of the shareholder’s proportionate interest in us. Whether a shareholder meets this test depends on the shareholder’s particular facts and circumstances. The IRS has indicated in published guidance that even a small reduction in the percentage interest of a shareholder whose relative interest in a publicly held corporation is minimal (for example, an interest of 1% or less) and who exercises no control over corporate affairs should constitute a “meaningful reduction.” In the event that other shareholders exchange a greater percentage of their shares pursuant to the Offer than a particular shareholder, a shareholder’s interest in us may increase immediately following the Offer even if that shareholder exchanges shares for cash pursuant to the Offer and such shareholder does not (actually or constructively) acquire any other shares. Shareholders should consult their own tax advisors as to whether or not they satisfy this test.

Each shareholder should be aware that because proration is expected to occur in the Offer, even if all of our Shares actually and constructively owned by a shareholder are tendered pursuant to the Offer, less than all of the Shares tendered are expected to be purchased by us in the Offer. Thus, proration may affect whether a shareholder’s exchange of Shares pursuant to the Offer will constitute a taxable sale or exchange pursuant to any of the three tests under Section 302 of the Code described above. Contemporaneous dispositions or acquisitions of Shares by a shareholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 of the Code have been satisfied.

Due to the factual nature of these tests, shareholders should consult their own tax advisors to determine whether the purchase of their Shares in the Offer qualifies for sale or exchange treatment in their particular circumstances. In addition, a shareholder participating in the Offer and owning at least 5% of our outstanding Shares must comply with the reporting requirement of Treasury Regulations Section 1.302-2(b)(2).

Consequences to United States Holders

Sale or Exchange Treatment. If the receipt of cash by a United States Holder in exchange for Shares pursuant to the Offer is treated as a sale or exchange of such Shares for United States federal income tax purposes pursuant to Section 302 of the Code (as described above), the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such Shares and (2) the United States Holder’s “adjusted tax basis” for such Shares at the time of the exchange. Generally, a United States Holder’s adjusted tax basis for the Shares will be equal to the cost of the Shares to the United States Holder, decreased (but not below zero) by the amount of any previous distributions treated as a tax-free return of capital. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the exchanged Shares exceeds one year as of the date we are treated as purchasing the Shares in the Offer for United States federal income tax purposes. A United States Holder that is an individual, trust or estate is generally eligible for a reduced rate of United States federal income tax on long-term capital gain. A United States Holder’s ability to deduct capital losses may be limited. Generally, gain or loss must be determined separately for each block of Shares (generally, Shares acquired by a United States Holder at the same cost in a single transaction) we purchase in the Offer. A United States Holder may designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as condition such tender on a minimum number of Shares being purchased. United States Holders should consult their own tax advisors concerning the requirements, mechanics and desirability of that designation or condition.

Distribution Treatment. If a United States Holder’s receipt of cash attributable to an exchange of Shares pursuant to the Offer does not qualify for sale or exchange treatment as described above, then the full amount of cash received by the United States Holder in exchange for Shares under the Offer will be treated as a distribution to the United States Holder with respect to the United States Holder’s Shares. Such distribution will be treated as ordinary dividend income to the United States Holder to the extent of such United States Holder’s ratable share of our current or accumulated earnings and profits as determined under United States federal income tax principles. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the Shares exchanged in the Offer. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain realized on the sale or exchange of such Shares (as described above). A United States Holder’s basis in Shares exchanged in the Offer (after any reduction as noted above) will be allocated to remaining Shares, if any, held by such United States Holder following the exchange. No loss will be recognized by a United States Holder if its exchange of Shares is treated as a distribution with respect to Shares under Section 302 of the Code.

Provided certain holding period requirements and other conditions are satisfied, non-corporate United States Holders may be eligible for preferential rates on dividend income. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Generally, an “extraordinary dividend” is a dividend with respect to a Share that is equal to or in excess of 10% of a shareholder’s adjusted tax basis (or fair market value upon the shareholder’s election) in such Share. In addition, extraordinary dividends include dividends received with respect to a Share within a one year period that, in the aggregate, exceed 20% of the shareholder’s adjusted tax basis (or fair market value upon the shareholder’s election) in such Share. Corporate shareholders should consult their own tax advisors regarding the United States federal tax consequences of the Offer in relation to their particular facts and circumstances.

United States Federal Income Tax Backup Withholding. See Section 3 for information regarding the United States federal income tax backup withholding requirements.

Consequences to Non-United States Holders

Sale or Exchange Treatment. Subject to the discussion below regarding FATCA and the discussion in Section 3 regarding backup withholding, gain realized by a Non-United States Holder on an exchange of Shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the exchange is treated as a sale or exchange for United States federal income tax purposes pursuant to the tests of Section 302 of the Code described above under “Characterization of the Purchase” unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the gain is attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, or (3) our Shares that are exchanged constitute a “United States real property interest” with respect to the Non-United States Holder.

A Non-United States Holder described in clause (1) or (3) in the preceding paragraph will be subject to United States federal income tax on a net income basis at applicable United States federal income tax rates in much the same manner as if such Non-United States Holder were a United States Holder, and in the case of a corporate Non-United States Holder described in clause (1) above, such Non-United States Holder may be subject to an additional branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. An individual described in clause (2) above will be taxed on his or her gain at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which gain may be offset by certain United States source capital losses of such Non-United States Holder provided that such Non-United States Holder has timely filed United States federal income tax returns with respect to such losses.

Our Shares will constitute a United States real property interest with respect to a Non-United States Holder if (1) we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of (a) the period during which the Non-United States Holder held such Shares or (b) the 5-year period ending on the date the Non-United States Holder exchanges such Shares pursuant to the Offer and (2) the Non-United States Holder actually or constructively owns or has owned (at any time during the shorter of such periods) more than 5% of our Shares. Although there can be no assurances, we do not believe that we have been or will be a United States real property holding corporation at any time during the five-year period preceding the disposition of the Shares pursuant to the Offer.

Distribution Treatment. If a Non-United States Holder does not satisfy any of the tests to qualify for sale or exchange treatment described above under “Characterization of the Purchase,” the full amount received by the Non-United States Holder in exchange for Shares pursuant to the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s Shares. Because qualification for sale or exchange treatment is dependent on matters of fact, the Depositary and any other withholding agent may presume, for withholding purposes, that all amounts paid to Non-United States Holders in exchange for their Shares are distributions. To obtain an exemption from withholding on the grounds that the transaction is characterized as a sale or exchange (as opposed to a distribution), a Non-United States Holder must provide documentation to the applicable withholding agent demonstrating to such withholding agent’s satisfaction that such Non-United States Holder meets one of the tests for sale or exchange treatment described above under “Characterization of the Purchase.” Notwithstanding the foregoing, it is possible that the applicable withholding agent may not accept documentation to support characterizing the transaction as a sale or exchange, in which case such withholding agent would withhold on gross proceeds payable to the Non-United States Holder as described in the following paragraph.

The treatment, for United States federal income tax purposes, of any amounts treated as a distribution as a dividend, a tax-free return of capital or a capital gain from the sale or exchange of Shares, and the reallocation of the basis of the Shares purchased by us, will be determined in the manner described above under “- Consequences to United States Holders - Distribution Treatment.” However, the applicable withholding agent will generally treat distributions deemed received by a Non-United States Holder pursuant to the Offer as dividends and not as tax-free returns of capital or capital gains distributions. Subject to the discussion below regarding FATCA and the discussion in Section 3 regarding backup withholding, such dividends will generally be subject to withholding of United States federal income tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless such dividends are effectively connected with a Non-United States Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment maintained by such Non-United States Holder). To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary, or other withholding agent, a properly completed and executed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8. To obtain an exemption from withholding on the grounds that dividends are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the applicable withholding agent a properly completed and executed IRS Form W-8ECI. Non-United States Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty.

Amounts treated as dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment maintained by such Non-United States Holder) will generally be subject to United States federal income tax on a net income basis at applicable United States federal income tax rates in much the same manner as if such Non-United States Holder were a United States Holder. In such cases, the Non-United States Holder will not be subject to withholding so long as such Non-United States Holder complies with applicable certification and disclosure requirements described above. In addition, dividends received by a non-U.S. corporation that are effectively connected with the conduct of a trade or business within the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. See Section 3 for additional information regarding the application of United States federal income tax withholding to payments made to Non-United States Holders.

Notwithstanding the foregoing, and subject to the discussion below regarding FATCA, even if a Non-United States Holder tenders Shares held in its own name as a holder of record and delivers to the applicable withholding agent a properly completed IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable form before any payment is made so as to avoid backup withholding, the applicable withholding agent may presume that all amounts paid to the Non-United States Holder in exchange for its Shares are distributions for withholding purposes (as discussed above). Thus, the applicable withholding agent may withhold 30% of the gross proceeds unless such withholding agent determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable.

A Non-United States Holder may be eligible to obtain a refund from the IRS of all or a portion of any amount withheld if the Non-United States Holder (1) meets any of the tests to qualify the transaction as a sale or exchange (as opposed to a distribution) for United States federal income tax purposes (as described above under “Characterization of the Purchase”) or (2) is otherwise able to establish that no tax or a reduced amount of tax is due. If any amounts withheld exceed the Non-United States Holder’s United States federal income tax liability, such Non-United States Holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-United States Holders are urged to consult their own tax advisors regarding the United States federal income tax consequences of participation in the Offer, including the application of United States federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the procedure for obtaining any available refund.

FATCA. Under Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder (“FATCA”), “foreign financial institutions” (which include most non-U.S. hedge funds, private equity funds, mutual funds, securitization vehicles and other investment vehicles) and certain other non-U.S. entities must comply with information reporting rules with respect to their United States account holders and investors or be subject to a withholding tax on certain United States-source payments made to them

(whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other applicable non-U.S. entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments,” which would include dividends on our Shares. As discussed above under “- Consequences to Non-United States Holders - Distribution Treatment,” the applicable withholding agent may treat amounts received by a Non-United States Holder with respect to our purchase of Shares under the Offer as dividends for withholding purposes, in which case such amounts would be treated as withholdable payments and payments to a foreign financial institution or other applicable non-U.S. entity that does not comply with the FATCA reporting requirements would be subject to the FATCA withholding tax. Amounts withheld under FATCA may be credited against, and therefore reduce, the withholding tax described above under “- Consequences to Non-United States Holders - Distribution Treatment,” but are not eligible for reduction by income tax treaties. An intergovernmental agreement between the United States and an applicable non-U.S. government may modify these requirements.

We will not pay any additional amounts to shareholders in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, a shareholder might be eligible for refunds or credits of such taxes. The rules under FATCA are complex and subject to change. Shareholders should consult their own tax advisors regarding FATCA in relation to their particular facts and circumstances.

This discussion is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances, or to certain types of shareholders subject to special treatment under United States federal income tax laws. You are advised to consult with your own tax advisor to determine the particular tax consequences to you of the Offer, including the applicability and effect of state, local and non-U.S. tax laws and income tax treaties.

16. Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 has occurred or has been deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving notice of such extension. We also expressly reserve the right (1) to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for, or (2) subject to applicable law and regulation, to postpone payment for Shares, in each case, upon the failure to satisfy any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration per Share offered to shareholders pursuant to the Offer, by decreasing or increasing the aggregate purchase price of Shares being sought in the Offer, adding additional conditions or otherwise).

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we:

•

increase the maximum price to be paid above $36.00 per Share or decrease the price to be paid below $31.50 per Share or otherwise change the price range at which we are offering to purchase Shares in the Offer;

•	increase the aggregate purchase price for Shares being sought in the Offer and such increase would result in the prospective purchase of a number of Shares exceeding 2% of our outstanding Shares; or

•	decrease the aggregate purchase price for Shares being sought in the Offer,

we will extend Offer as necessary in order to cause the Offer to remain open for at least ten business days from, and including, the date that announcement of any such change is first published, sent or given in the manner specified in this Section 16.

Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a newswire service.

17. Fees and Expenses

We have retained Computershare Inc. and its wholly owned subsidiary Computershare Trust Company, N.A. to act as Depositary, J.P. Morgan Securities LLC to act as Dealer Manager and MacKenzie Partners, Inc. to act as Information Agent in connection with the Offer. The Dealer Manager and Information Agent may contact holders of Shares by mail, e-mail, telephone and in person and may request brokers, dealers, commercial banks, and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Dealer Manager, the Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other persons (other than fees to the Depositary as described above) for soliciting tenders of Shares pursuant to the Offer or otherwise. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult the brokers, dealers or other nominee shareholders to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers or other nominee shareholders and not directly to the Depositary. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or an agent of the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares pursuant to the Offer, except as otherwise provided in Section 5.

Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.

The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

The Dealer Manager and its affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including the Shares, and may hold positions, both long and short, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Manager and its affiliates at any time may own certain of our securities, including the Shares. In addition, the Dealer Manager and their respective affiliates may tender Shares into the tender offer for their respective own accounts and for the account of their respective customers.

18. Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to the holders of Shares in such jurisdiction. In any jurisdiction where the securities or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

After the completion of the Offer, we may purchase Shares in the open market subject to market conditions, or pursuant to the terms of equity incentive awards or in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the Shares, the results of the Offer, our business and financial condition and general economic and market conditions.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Offer. Our delivery of this Offer to Purchase will not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information contained in or incorporated by reference in this Offer to Purchase or in the Letter of Transmittal and the other information and material contained in or filed as exhibits to the Issuer Tender Offer Statement on Schedule TO-I for the Offer. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary, the Dealer Manager or any of our or their affiliates.

July 18, 2022	THE ODP CORPORATION

The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company who wishes to tender Shares in the Offer or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Computershare Inc. and its wholly owned subsidiary Computer Trust Company, N.A.

By First Class Mail: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer P.O. Box 43011 Providence, Rhode Island 02940-3011	By Registered Mail or Overnight Courier: Computershare Trust Company, N.A. Attn: Corporate Actions Voluntary Offer 150 Royall St., Suite V Canton, Massachusetts 02021

Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.

Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or the other Offer materials may be directed to the Information Agent at the telephone number and address set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. To confirm delivery of Shares, shareholders are directed to contact the Depositary.

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

383 Madison Ave, 6th Floor

New York, New York 10179

Toll-Free: (877) 371-5947

The Information Agent for the Offer is:

1407 Broadway

New York, New York 10018

(212) 929-5500

or

Call Toll-Free: (800) 322-2885

Email: tenderoffer@mackenziepartners.com